SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.  )

GREEN DOT CORPORATION

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

39304D102

(CUSIP Number)

12/31/10

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 17 Pages

CUSIP NO. 39304D102 13 G Page 2 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX (“SC IX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3335835
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,850,387[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,850,387[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,850,387[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.1% [2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is    entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 3 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND (“ANNEX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3354706
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,292[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,292[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,292[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1% [2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 4 of 17 Pages

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 90-0157711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,013,679 shares of which 1,850,387 shares are directly held by SC IX and 163,292 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,013,679 shares of which 1,850,387 shares are directly held by SC IX and 163,292 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,013,679[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.0%[2]
12	TYPE OF REPORTING PERSON OO

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 5 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,778,099[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,778,099[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,778,099[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.5% [2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 6 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,060,650[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,060,650[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,060,650[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%[2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 7 of 17 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,838,749 shares of which 7,778,099 shares are directly held by SCFF and 1,060,650 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,838,749 shares of which 7,778,099 shares are directly held by SCFF and 1,060,650 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,838,749[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 37.5%[2]
12	TYPE OF REPORTING PERSON OO

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 8 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SCGF IV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589567
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,195,073[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,195,073[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,195,073[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%[2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 9 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SCGF IV PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0619227
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 51,872[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 51,872[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,872[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 10 of 17 Pages

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589559
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
1,246,945 shares of which 1,195,073 shares are directly held by SCGF IV and 51,872 shares are directly held by SCGF IV PF.  SCGF IV MGMT is the General Partner of SCGF IV and SCGF IV PF.[1]

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
1,246,945 shares of which 1,195,073 shares are directly held by SCGF IV and 51,872 shares are directly held by SCGF IV PF.  SCGF IV MGMT is the General Partner of SCGF IV and SCGF IV PF.[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,246,945[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%[2]
12	TYPE OF REPORTING PERSON PN

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 11 of 17 Pages

1	NAME OF REPORTING PERSON SCGF GENPAR, LTD. (“SCGF GP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0603717
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,246,945 shares of which 1,195,073 shares are directly held by SCGF IV and 51,872 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,246,945 shares of which 1,195,073 shares are directly held by SCGF IV and 51,872 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,246,945[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%[2]
12	TYPE OF REPORTING PERSON OO

1

Represents shares of the Issuer’s Class B common stock.  Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

2

The percentage is based upon 14,761,743 shares of the Issuer’s Class A common stock outstanding as of December 31, 2010.

CUSIP NO. 39304D102 13 G Page 12 of 17 Pages

ITEM 1.

(a)

Name of Issuer:

Green Dot Corporation

(b)

Address of Issuer’s Principal Executive Offices:

605 E. Huntington Drive, Suite 205

Monrovia, CA  91016

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital IX

Sequoia Capital Entrepreneurs Annex Fund

SC IX.I Management, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

SCGF IV Management, L.P.

SCGF GenPar, Ltd.

SC IX.I LLC is the General Partner of SC IX and ANNEX.  SCFF LLC is the General Partner of SCFF and SCFP.  SCGF IV MGMT is the General Partner of SCGF IV and SCGF IV PF.  SCGF GP is the General Partner of SCGF IV MGMT.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

Citizenship:

SC IX.I LLC, SC IX, ANNEX, SCFF LLC, SCFF, SCFP:  Delaware

SCGF IV MGMT, SCGF IV, SCGF IV PF, SCGF GP:  Cayman Islands

(c)

Title of Class of Securities:

Class A common stock

(d)

CUSIP Number:

39304D102

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.   Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 39304D102 13 G Page 13 of 17 Pages

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 39304D102 13 G Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  9, 2011

Sequoia Capital IX

Sequoia Capital Entrepreneurs Annex Fund

By:  SC IX.I Management, LLC

a Delaware Limited Liability Company

General Partner of Each

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

Sequoia Capital Franchise Fund

Sequoia Capital Franchise Partners

By:  SCFF Management, LLC

a Delaware Limited Liability Company

General Partner of Each

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SCFF Management, LLC, a Delaware Limited Liability Company

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

CUSIP NO. 39304D102 13 G Page 15 of 17 Pages

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

By:  SCGF IV Management, L.P.

A Cayman Islands exempted limited partnership

General Partner of Each

By:  SCGF GenPar, Ltd

A Cayman Islands limited liability company

Its General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Director

SCGF IV Management, L.P.

A Cayman Islands exempted limited partnership

By:  SCGF GenPar, Ltd

A Cayman Islands limited liability company

Its General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Director

SCGF GenPar, Ltd

A Cayman Islands limited liability company

By:  /s/ Douglas Leone

Douglas Leone, Managing Director

CUSIP NO. 39304D102 13 G Page 16 of 17 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the Class A common stock of Green Dot Corporation, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 9, 2011

Sequoia Capital IX

Sequoia Capital Entrepreneurs Annex Fund

By:  SC IX.I Management, LLC

a Delaware Limited Liability Company

General Partner of Each

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

Sequoia Capital Franchise Fund

Sequoia Capital Franchise Partners

By:  SCFF Management, LLC

a Delaware Limited Liability Company

General Partner of Each

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SCFF Management, LLC, a Delaware Limited Liability Company

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

CUSIP NO. 39304D102 13 G Page 17 of 17 Pages

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

By:  SCGF IV Management, L.P.

A Cayman Islands exempted limited partnership

General Partner of Each

By:  SCGF GenPar, Ltd

A Cayman Islands limited liability company

Its General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Director

SCGF IV Management, L.P.

A Cayman Islands exempted limited partnership

By:  SCGF GenPar, Ltd

A Cayman Islands limited liability company

Its General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Director

SCGF GenPar, Ltd

A Cayman Islands limited liability company

By:  /s/ Douglas Leone

Douglas Leone, Managing Director